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                                                                    Exhibit 10.6

                               TALITY CORPORATION
                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "AGREEMENT") is entered into as of July 14, 2000, by and between ROBERT P. WIEDERHOLD, an individual residing in the State of California ("EXECUTIVE"), and TALITY CORPORATION, a Delaware corporation (the "COMPANY"), with its principal place of business in San Jose, California.

     WHEREAS, the Company is engaged in the business of providing design services for electronic devices, electronic system components and electronic systems and related businesses;

     WHEREAS, Executive is currently employed by Cadence Design Systems, Inc. ("CADENCE") as a senior executive; and

     WHEREAS, as part of the separation of the Company and Cadence, the Company desires to secure the services of Executive as its President and Chief Executive Officer, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein;

     NOW, THEREFORE, in consideration of the promises and of the covenants and agreements set forth below, it is mutually agreed as follows:

     1.   EMPLOYMENT BY THE COMPANY.

          1.1 Effective Date. The Company agrees to employ Executive as its President and Chief Executive Officer, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. Executive's employment by the Company hereunder shall commence upon the date of this Agreement and shall continue thereafter on the same terms and conditions unless earlier terminated pursuant to Section 4 hereof.

          1.2 Duties. Executive shall report directly to the Board of Directors (the "BOARD") and shall have such duties as are consistent with his position as President and Chief Executive Officer and as otherwise may be reasonably required by the Company. Executive agrees that he shall devote all of his business time and best efforts solely and exclusively to the performance of his duties hereunder and to the business and affairs of the Company, whether such business is operated directly by the Company or through one or more affiliates of the Company.

          1.3 Place of Performance. Executive shall perform his duties under this Agreement at the Company's principal place of business in San Jose, California, or as relocated by the Company after the date hereof.

          1.4 Member of the Board of Directors. Executive shall be elected a member of the Board as of the date hereof and the Company shall use its best efforts, subject to the fiduciary duties of the members of the Board, to nominate Executive for re-election to the Board at each Annual Stockholder's Meeting at which Executive is eligible for re-election during his period of service as President and Chief Executive Officer of the Company.

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     2.   COMPENSATION. As full consideration for his services rendered hereunder, the Company shall pay to Executive the following compensation:

          2.1 Salary. Executive shall receive an annual base salary of Three Hundred Fifty Thousand dollars ($350,000) the ("BASE SALARY"), payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings as may be required by law.

          2.2 Bonus. Executive shall participate in the Company's Executive Bonus Plan (the "BONUS Plan") and shall be entitled to receive an annual bonus targeted at $250,000 pursuant to the terms of the Bonus Plan, as adopted and as may be modified from time to time. Such bonus shall be pro-rated for the remainder of the year 2000.

          2.3 Stock Options. Executive shall be entitled to a grant of stock options of the Company on the terms and conditions set forth in a separate Option Agreement entered into by and between Executive and the Company on July 14, 2000 (a copy of the grant sheet for the Option Agreement is attached hereto as Exhibit A).

          2.4 Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law, as more fully described in the Indemnity Agreement attached hereto as Exhibit B.

     3. BENEFITS. Executive shall receive such pension, profit sharing and fringe benefits as the Board of Directors of the Company may, from time to time, determine to provide for the key executives of the Company.

     4. TERMINATION OF EMPLOYMENT. Executive's employment by the Company shall terminate immediately upon Executive's receipt of written notice of termination by the Company, upon the Company's receipt of written notice of termination by Executive, or upon Executive's death or permanent disability.

          4.1 Termination Upon Death, Disability. The Company may terminate Executive's employment in the event of his death or if Executive suffers a disability that renders him unable, as determined in good faith by the Board, to perform the essential functions of his position as President and Chief Executive Officer, even with reasonable accommodation, for any consecutive three (3) months within any twelve (12) month period. If Executive's employment is terminated under this Section 4.1, Executive (or Executive's estate or other designated beneficiary(s) as shown in the records of the Company) shall receive payment for any earned but unpaid Base Salary, a pro rata share of any target bonus Executive would be entitled to receive during the calendar year in which the termination occurs, and benefits under benefit plans of the Company that Executive may then be entitled to receive, if any, less standard withholdings for tax and social security purposes, through the termination date. The Company shall have no further obligation to pay any compensation of any kind nor to make any payment in lieu of

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notice to Executive. All benefits provided to Executive by the Company under this Agreement or otherwise, shall cease as of the termination date.

          4.2 Voluntary Termination. Executive may voluntarily terminate his employment with the Company at any time upon one (1) month's prior written notice. The Company may accelerate the termination of Executive's employment to a date prior to one (1) month after Executive's notice of resignation upon written notice thereof being delivered to Executive by the Company. If Executive's employment is terminated under this Section 4.2, Executive shall receive payment for any earned but unpaid Base Salary, and benefits under benefit plans of the Company that Executive may then be entitled to receive, if any, less standard withholdings for tax and social security purposes, through the termination date. The Company shall have no further obligation to pay any compensation of any kind nor to make any payment in lieu of notice to Executive. All benefits provided to Executive by the Company under this Agreement or otherwise, shall cease as of the termination date.

          4.3  Termination for Cause.

               (a) Termination. The Company may terminate Executive's employment at any time for "cause" (as defined below). If Executive's employment is terminated under this Section 4.3, Executive shall receive payment for any earned but unpaid base salary, and benefits under benefit plans of the Company that Executive may then be entitled to receive, if any, less standard withholdings for tax and social security purposes, through the termination date. The Company shall have no further obligation to pay any compensation of any kind nor to make any payment in lieu of notice to Executive. All benefits provided to Executive by the Company under this Agreement or otherwise, shall cease as of the termination date.

               (b) Definition of Cause. For purposes of this Agreement, the Company shall have "cause" to terminate Executive's employment upon any of the following: (i) a material breach by Executive of this Agreement or the Employee Proprietary Information and Inventions Agreement referenced in Section 9 hereof;
(ii) any breach of fiduciary duty or act of theft, misappropriation, embezzlement, intentional fraud or other violation of the law or similar conduct by Executive involving the Company or any affiliate; (iii) a conviction or a plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by Executive; (iv) any damage of a material nature to the business or property of the Company or any Affiliate caused by Executive's willful or grossly negligent conduct; (v) the willful failure by Executive to perform reasonable duties, responsibilities or instructions from the Board of Directors after fifteen (15) days written notice thereof; or (vi) any act of dishonesty or misconduct by Executive in connection with his responsibilities as President and Chief Executive Officer or otherwise.

          4.4 Termination Without Cause. The Company may, at any time, terminate Executive without cause. In the event that Executive's employment with the Company is terminated without cause, upon execution by Executive of an effective release of claims substantially in the form attached as Exhibit C, the final wording of which shall be determined by the Company (the "RELEASE"), (a) Executive shall receive payment for any earned but unpaid Base Salary, and benefits under benefit plans of the Company that Executive may then be entitled to receive, if any, less standard withholdings for tax and social security purposes,

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through the termination date; (b) the Company shall continue to pay Executive his Base Salary for the twelve (12) months immediately following the termination date; (c) Executive shall receive the annual target bonus he would otherwise have been entitled to receive for the year in which such termination occurs, prorated through the termination date, plus an additional twelve (12) months' bonus at the same annual target rate; and (d) all of the unvested options held by Executive on the date of such termination shall immediately vest and become exercisable in full. The options shall remain exercisable for the period specified in the Option Agreement.

          4.5  Constructive Termination. Notwithstanding anything in this
Section 4 or Section 5 to the contrary, Executive may voluntarily end his employment with the Company and receive the benefits detailed in Section 4.4 upon or within ninety (90) days following the occurrence of an event constituting a "Constructive Termination," which for purposes of this Section
4.5 shall mean:

               (a) a material adverse change in Executive's position causing it to be of materially less stature or responsibility without Executive's written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as President and Chief Executive Officer reporting to the Board of Directors, unless Executive consents in writing to such change;

               (b) a reduction, without Executive's written consent, in his level of base compensation (including Base Salary and fringe benefits) by more than ten percent (10%) or a reduction by more than ten percent (10%) in his target bonus under the Bonus Plan; or

               (c) the Company's failure to obtain the agreement of a successor (after merger, consolidation, or sale of all assets) to assume the obligations set forth in this Agreement; or

               (d) a relocation of Executive's principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation.

          4.6 At-Will Employment. Executive understands and agrees that employment with the Company is at-will, which means that either Executive or the Company may terminate this Agreement at any time, with or without cause, as set forth in this Agreement. Any modification of the at-will nature of this Agreement must be in writing and executed by Executive and the Company.

     5.   CHANGE IN CONTROL BENEFITS.

          5.1 Should Executive's employment with the Company terminate upon a Change in Control (as defined below) then the following provisions shall become applicable in lieu of severance benefits otherwise payable under Section 4:

               (a) Upon execution of the Release, (i) Executive shall receive payment for any earned but unpaid Base Salary, and benefits under benefit plans of the Company that Executive may then be entitled to receive, if any, less standard withholdings for tax and social security purposes, through the termination date; (ii) the Company shall continue to pay Executive his Base Salary for the twelve (12) months immediately following the termination date; and (iii)

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Executive shall receive the annual target bonus he would otherwise have been entitled to receive for the year in which such termination occurs, prorated through the termination date, plus an additional twelve (12) months' bonus at the same annual target rate.

               (b) All of the unvested options and other stock awards held by Executive on the date of such Change in Control shall immediately vest and become exercisable in full on the date of Executive's termination of employment, but not prior to the eighth (8th) day following Executive's execution of the Release, and shall remain exercisable for the period specified in the applicable option grant.

               (c) For purposes of this Section 5.1, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:

                    (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company's incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least a majority of the voting securities of the acquiring corporation);
(iii) a merger or consolidation in which the Company is the surviving corporation and less than fifty percent (50%) of the voting securities of the Company that are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; (iv) any transaction or series of related transactions after which any person (as such term is used in Section 13(d)(3) of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, becomes the beneficial owner of voting securities of the Company representing a majority of the combined voting power of all of the voting securities of the Company; (v) the acquisition, by an entity which is the beneficial owner of at least fifty-one percent (51%) of the voting securities of the Company, of all or substantially all of the voting securities of the Company; (vi) during any period of two consecutive years, individuals who at the beginning of such period constitute the membership of the Company's Board of Directors ("Incumbent Directors") cease for any reason to have authority to cast at least a majority of the votes which all Directors are entitled to cast, unless the election, or the nomination for election by the Company's stockholders, of a new Director was approved by a vote of at least two-thirds of the votes entitled to be cast by the Incumbent Directors, in which case such director shall also be treated as an Incumbent Director in the future; or (vii) the liquidation or dissolution of the Company.

          For purposes of Section 5.1(c)(iii) above, any person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate, (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) shall not be included in the calculation of the group of persons who owned such voting securities immediately prior to such transaction.

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          5.2  In the event that the benefits payable hereunder to Executive (i)
constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or any comparable successor provisions, and (ii) but for this Section 5.2 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "EXCISE TAX"), then Executive's benefits hereunder shall be either:

               (i)  provided to Executive in full, or

               (ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

          whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5.2 shall be made in writing in good faith by a nationally recognized accounting firm which is then serving as the Company's independent auditors (the "ACCOUNTANTS"). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days of his receipt of the Accountants' determination, and Executive has not disputed the Accountants' determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 5.2, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.2. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.2.

          If notwithstanding any reduction described in this Section 5.2, the Internal Revenue Service (the "IRS") determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "REPAYMENT AMOUNT." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax an all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

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          Notwithstanding any other provision of this Section 5.2, if (i) there is a reduction in the payment of benefits as described in this Section 5.2, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this subsection contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the payment of benefits are maximized.

     6. INJUNCTIVE RELIEF. The parties hereto agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 9, 10 or 11 of this Agreement by Executive, and in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement.

     7. DISPUTE RESOLUTION. The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of Executive's employment or the termination of that employment with the Company, except for disputes regarding the interpretation of those sections referred to in Section 6 and disputes involving the protection of the Company's intellectual property, shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

     8. COOPERATION WITH THE COMPANY AFTER TERMINATION. Following termination by Executive, Executive shall fully cooperate with the Company in all matters relating to his employment, the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

     9. PROPRIETARY INFORMATION OBLIGATIONS. Executive acknowledges and incorporates herein by reference his obligations under the Employee Proprietary Information and Inventions Agreement executed by Executive on July 14, 2000 and attached hereto as Exhibit D.

     10. NON-COMPETITION. Executive agrees that, during the Term and for a period of one (1) year after the last day of Executive's employment with the Company, he will not, directly or indirectly, provide services on behalf of any competing corporation, limited liability company, partnership, or other competing entity or person, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire by reason of purchase during the term of his employment with the Company the ownership of more than one percent (1%) of the outstanding equity interest in any such competing entity. For purposes of this Section 10 a "competing" entity is one engaged in the business of independent electronic design services and/or intellectual property licensing. Subject to the foregoing, Executive may serve on boards of directors of non-competing unaffiliated corporations, subject to advance approval by the Board, and may serve on the boards of charitable organizations.

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     11.  NONINTERFERENCE. During the Term and for a period of one (1) year after the last day of Executive's employment with the Company, Executive agrees that he will not, except with the advance approval of the Company, voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of Persons not now parties to this Agreement, or as a partner, stockholder, director, officer, principal, agent, employee or in any other capacity or relationship, for his own account or for the benefit of any other Person: (a) encourage, induce, attempt to induce, solicit or attempt to solicit anyone who is employed at that time, or was employed during the previous one (1) year, by the Company or any affiliate to leave his or her employment with the Company or any affiliate; or (b) interfere or attempt to interfere with the relationship or prospective relationship of the Company or any affiliate with any former, present or future client, customer, joint venture partner, or financial backer of the Company or any affiliate; or (c) solicit, divert or accept business, in any line or area of business engaged in by the Company or any affiliate, from any former, present or future client, customer or joint venture partner of the Company or any affiliate (other than on behalf of the Company).

     12.  GENERAL.

          12.1 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

          12.2 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

          12.3 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chairman of the Board of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in (b) above.

          12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

          12.5 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, including the agreements referenced herein and attached as Exhibits hereto, constitute the complete and exclusive statement of the agreement between the parties and

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supersede any and all prior or contemporaneous understandings, agreements, representations, conditions, covenants, proposals, and all other communications between the parties, whether written or oral, relating to the subject matter hereof.

          12.6 Governing Law. This Agreement shall be governed by the laws of the State of California, excluding its conflict of laws rules.

          12.7 Assignment And Successors. The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company. The rights and obligation of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement by will or the Laws of descent and distribution.

          12.8 Survival. Sections 6 through 12 shall survive any termination of this Agreement.

          12.9 Amendments. This Agreement and the terms and conditions of the matters addressed in this Agreement may only be amended in writing executed both by the Executive and a duly authorized representative of the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXECUTIVE:

    /s/ Robert P. Wiederhold
------------------------------------
        Robert P. Wiederhold



TALITY CORPORATION:

By: /s/ Duane W. Bell
   ---------------------------------
Name: Duane W. Bell
Title: Senior Vice President, Chief Financial Officer

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